®

National City Bank

110 W. Berry Street

8th Floor

Fort Wayne, Indiana 46802

Timothy E. Miller

Senior Vice President

Phone:  (260) 461-7104

Fax:  (260) 461-6203

November 8, 2007

Mr. Robert Budd, Chief Executive Officer

Mr. David Cole, Chief Financial Officer

Next, Inc.

1295 Vernon Street

Wabash Indiana 46992

VIA ELECTRONIC MAIL

Dear Bob and Dave:

We are pleased to advise you that National City Bank, a national banking association (the “Bank”) has approved a waiver of the previous covenant violations and a revised and updated restructuring of the Next, Inc. relationship, subject to the terms and conditions set forth below:

Line of Credit Financing

Borrower:	Next, Inc.
Facility:	$7,500,000 Secured Revolving Line of Credit with a $500,000 Sub-limit for Letters of Credit
Purpose:	Working Capital
Collateral:	Blanket lien on all business assets with a second lien on building and equipment
Advance Basis:	85% of Eligible Accounts Receivable and 55% of Eligible Raw Materials and Finished Goods Inventory. Advanced inventory capped at $3,500,000.
Guarantors:

Limited personal guaranty from Danny Cooke of $2,000,000 and from Robert Budd of $500,000.  These guarantees will be reduced on a pro rata amount based on the following table:

Senior Debt to EBITDA                Aggregate Guaranty Amount

> 5.0x                                               $2,500,000

4x – 5x                                             $1,500,000

< 4x                                                  $1,000,000

Personal guarantees will be eliminated once Senior Debt to EBITDA is no greater than 2x for three consecutive quarters.  One of these quarters to be covered by the audit.

Subordination:	All shareholders debt, currently totaling $500,000
Pricing:	Subject to the following pricing grid, adjusted quarterly:
Senior Debt to EBITDA Prime Commitment Fee > 3.50x plus 75.0 bps 37.5 bps 3.49x – 2.75x plus 50.0 bps 25.0 bps < 2.75x plus 25.0 bps 12.5 bps
L/C Commission:	250 bps
Amortization:	Interest only, paid monthly
Maturity:	One Year from closing

Financial Covenants:

1)

Maximum Cash Flow Leverage {Senior Debt / (EBITDA + Equity or Subordinated Capital Injections)} - Tested quarterly on a rolling 4 quarter basis according to the following schedule:

Period	Required
11/30/07	8.25x
02/28/08	6.00x
05/31/08	4.50x
08/31/08	6.75x
11/30/08	8.75x

2)

Minimum Fixed Charge Coverage - Tested quarterly on a rolling 4 quarter basis according to the following schedule:

Period	Required
11/30/07	.75x
02/28/08 – 08/31/08	.95x
11/30/08	1.1x

*Defined as:  (EBITDA + Equity or Subordinated Capital Injections) / (Interest Expense + Debt Amortization of the measured period + Income Taxes + Capital Expenditures + Dividends or Distributions).

3)

Minimum EBITDA + Equity or Subordinated Capital Injections - Tested quarterly on a rolling 4 quarter basis according to the following schedule:

Period	Required
11/30/07	$925,000
02/28/08	$1,025,000
05/31/08	$1,175,000
08/31/08	$1,050,000
11/30/08	$1,025,000

Reporting Requirements:

Reporting Requirement	Frequency
1. Borrowing Base	Weekly, within 2 business days
2. Internal financial statements	Monthly, within 20 days
3. A/R aging, A/P aging & Inventory Compilations	Monthly, within 20 days
4. Covenant Compliance Certificate	Quarterly, within 20 days
5. 10 Q	Quarterly, within 50 days
6. Financial Projections	Annually, within 30 days prior to fiscal year end
7. Audited Financial Statement and any Management Reports	Annually, within 90 days

Other Conditions:

1.

$500,000 equity injection, proceeds of which will be used to paydown the bank line of credit balance, will occur prior to the execution of the bank documents.

2.

Previous covenant violations will be waived

3.

$5,000 restructuring fee.

4.

The previously approved $350,000 overadvance line will be extinguished.

5.

A $200,000 payment on the sub debt can be completed once the revised relationship is executed.  Future payments on sub debt allowed once the covenants have been achieved for two consecutive quarters and there are no current or pro forma covenant violations.  In any event, there will not be an additional sub debt payment prior to August 31, 2008.

6.

Dividends or distributions limited to tax liability

7.

National City to be primary depository bank.  Payroll account may be maintained at another financial institution.

8.

Maximum annual capital expenditures of $200,000.  These capital expenditures can be financed through another financial institution

9.

No other borrowings without bank approval

10.

No further subordinated debt without bank approval.

11.

Client concentrations not to exceed 15% of Accounts Receivable with the following exceptions:  Kohl’s up to $3,500,000; K-Mart up to $2,500,000; Sam’s Club up to $2,000,000; Cracker Barrel up to $2,000,000 and Dollar General up to $2,000,000.

12.

Annual field exams and inventory exams

13.

No material adverse change in the borrowers’ condition, financial or otherwise, shall occur prior to closing

14.

All out of pocket costs, including Bank’s outside legal counsel, to be paid by borrower.

15.

For purposes of borrowing base calculations, 40% of the letters of credit relating to {Contract Management Services Inc} will be deducted from loan availability.  All other letters of credit will be deducted in full from loan availability.  This is subject to receipt and review of future letter of credit language, with this vendor.

This commitment will be effective upon your acceptance of the terms and conditions outlined above by November 21, 2007.  Should you have any questions regarding this commitment, please do not hesitate to contact me.

Sincerely,

/s/ Timothy E. Miller

Timothy E. Miller

Senior Vice President

Acknowledgement

The undersigned is duly authorized on behalf of Next, Inc. and accepts the terms and conditions contained in this commitment.

Next, Inc.

By: /s/ David O. Cole

Dated: November 8, 2007

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